Exhibit 23.1
Global Traffic Network, Inc.
800 Second Avenue
New York, New York 10017
UNITED STATES OF AMERICA
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) of our report dated September 27, 2006 relating to the financial statements of Global Traffic Network, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006.
/s/ BDO

BDO
Sydney, NSW, Australia
January 12, 2007